Exhibit (a)(5)(ii)

DIRTT Announces Amendments to its Substantial Issuer Bid

CALGARY, Alberta, March 5, 2024 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, announced today that it has effected certain amendments to the Company’s offer to purchase and accompanying issuer bid circular (the “Offer and Circular”) dated February 15, 2024, in connection with its previously announced substantial issuer bid and tender offer (the “Issuer Bid”).

The amendments, the terms of which are set out in a notice of variation (the “Notice of Variation”) and Amendment No. 1 to the Company’s Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), each dated March 5, 2024, are solely to address comments from the Securities and Exchange Commission (the “SEC”) in connection with its review of DIRTT’s Tender Offer Statement on Schedule TO dated February 15, 2024 (the “Schedule TO”).

Under the Issuer Bid, the Company has offered to repurchase for cancellation: (i) up to C$6,000,000 principal amount of its issued and outstanding 6.00% convertible unsecured subordinated debentures due January 31, 2026 (the “January Debentures”); and (ii) up to C$9,000,000 principal amount of its issued and outstanding 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “December Debentures,” and, together with the January Debentures, the “Debentures”) (or such larger principal amounts as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law).

The Issuer Bid remains otherwise subject to the terms and conditions set forth in DIRTT’s Offer and Circular and Schedule TO, each initially dated February 15, 2024 and available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov, respectively, as amended by the Notice of Variation and the Schedule TO-I/A. This Notice of Variation should be read in conjunction with the Issuer Bid Documents (as defined herein).

The Notice of Variation and Schedule TO-I/A are filed with the applicable securities regulators and available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. The Notice of Variation is expected to be mailed to holders of Debentures (“Debentureholders”) in Canada and the U.S. on or around March 6, 2024. Debentureholders are urged to review these documents carefully as they contain important details with respect to the procedures that Debentureholders must follow in order to properly tender their Debentures.

The expiration date of the Issuer Bid is not being extended. The Issuer Bid will continue to expire at 5:00 p.m. (Toronto Time) on March 22, 2024, unless withdrawn or extended by the Company.

DIRTT has retained Computershare Investor Services Inc. (“Computershare”) to act as depositary for the Issuer Bid. Any questions or requests for information may be directed to Computershare at 1 (800) 564-6253 (Toll Free within North America) or 1 (514) 982-7555 (outside North America).

None of DIRTT, its directors, Computershare, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, as amended by the Notice of Variation, and Schedule TO-I/A, as applicable, and in DIRTT’s other filings available on SEDAR+ and EDGAR and to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the offer and, if so, what principal amount of Debentures to deposit.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Debentures. The solicitation and the offer to purchase Debentures by the Company will only be made pursuant to the Offer and Circular, Schedule TO, and letter of transmittal, as amended by the Notice of Variation and Schedule TO-I/A, as applicable, and other related documents (collectively, the “Issuer Bid Documents”). The Issuer Bid Documents will be available free of charge at www.sec.gov. The Company’s other public filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are also available free of charge on EDGAR at www.sec.gov and on the Company’s website at www.DIRTT.com. Debentureholders are urged to carefully read these materials prior to making any decision with respect to the Issuer Bid.

ABOUT DIRTT

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release are “forward-looking statements” and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release are forward-looking statements. When used in this news release, the words “anticipate,” “expect,” “intend,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the Issuer Bid and the terms thereof; the anticipated mailing date of the Notice of Variation; and the anticipated expiry date of the Issuer Bid.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 21, 2024. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.